PROSPECTUS SUPPLEMENT NO. 1	Filed Pursuant to Rule 424(b)(3)

(To Prospectus Dated January 18, 2011)	Registration No. 333-171639

16,772,209 Shares of Common Stock

This prospectus supplement supplements the information contained in our prospectus dated January 18, 2011, relating to the offer and sale from time to time of up to 16,772,209 shares of our common stock, $0.001 par value, that may be offered for sale by certain of our current and potential future stockholders named in the prospectus under the section entitled “Selling Stockholders.” This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.

The information appearing in the table below, as of the date hereof, supplements the information in the table appearing under the section entitled “Selling Stockholders” in the prospectus, and, where the name of a selling stockholder identified in the table below also appears in the table in the prospectus, the information set forth in the table below regarding that selling stockholder supersedes the information in the prospectus.

Selling Stockholder	Common Stock Owned Prior to the Offering		Common Stock Being Offered Pursuant to this Prospectus	Common Stock Owned Upon Completion of the Offering(2)	Percentage of Common Stock Owned Upon Completion of the Offering(2)
	Shares Outstanding	Milestone Shares(6)
Bio-Star Private Equity Fund, LLC	—	147,025	147,025	—	*
Bio-Star Private Equity Fund FP, LLC	—	58,884	58,884	—	*
Achim Max Holmes	659	—	659	—	*
Ajay Bhalla	1,977	—	1,977	—	*
Ajit S. Chauhan	346	—	346	—	*
AJWC Ltd. (William Wu)	2,081	—	2,081	—	*
Anderieck Holdings, LLC	1,977	—	1,977	—	*
Anna Junia Doan Trust dtd 10/14/03	2,081	—	2,081	—	*
Anne Arbetter Fishell Trust	1,040	—	1,040	—	*
Anthony J. D’Anna	347	—	347	—	*
Arthur P. Dore	3,468	—	3,468	—	*
Bruce Edward Roberts	173	—	173	—	*
Christopher G. Miller	347	—	347	—	*
Daniel M. Honigman Trust	694	—	694	—	*
David D. MacDonald	1,977	—	1,977	—	*
David R. Johnston	347	—	347	—	*
David V. Johnson	1,661	—	1,661	—	*

Selling Stockholder	Common Stock Owned Prior to the Offering		Common Stock Being Offered Pursuant to this Prospectus	Common Stock Owned Upon Completion of the Offering(2)	Percentage of Common Stock Owned Upon Completion of the Offering(2)
	Shares Outstanding	Milestone Shares(6)
Dennis K. and Alexis Branoff	1,040	—	1,040	—	*
FrontPoint Healthcare	9,883	—	9,883	—	*
FrontPoint Healthcare Horizons Fund	3,294	—	3,294	—	*
FrontPoint Healthcare Horizons Fund, L.P.	58,769	—	58,769	—	*
Gary Emede	347	—	347	—	*
Gilbert S. Omenn, M.D.	700	—	700	—	*
Glenn Mierendorf	1,977	—	1,977	—	*
Gregg Stone	694	—	694	—	*
J. Douglas Turnbull Trust	420	—	420	—	*
James Jesko, M.D.	347	—	347	—	*
Jason Bonadio	1,977	—	1,977	—	*
Jennifer Burdette	347	—	347	—	*
Jim Goldstein	1,050	—	1,050	—	*
Joseph F. Skowron III	1,977	—	1,977	—	*
Joseph M. Cohen	1,977	—	1,977	—	*
Kim Pavlik	1,040	—	1,040	—	*
Larry L. Preston	347	—	347	—	*
Louis Cannon, M.D.	1,036	—	1,036	—	*
Marc Levin Revocable Trust	2,081	—	2,081	—	*
Mark Flegenheimer	347	—	347	—	*
Medley Larkin, M.D.	2,081	—	2,081	—	*
Michael Beirlein, InterVivos Trust	3,468	—	3,468	—	*
Michael D. Young, Sr.	347	—	347	—	*
Mike Henson	692	—	692	—	*
Morrison Stevens	347	—	347	—	*
Nantucket Venture Partners, LLC	2,081	—	2,081	—	*
Nest Egg Holdings, LLC	2,774	—	2,774	—	*
Noel Rahn	694	—	694	—	*
North Sound Private Strategies, LLC	19,766	—	19,766	—	*
Patrick Gallagher	1,977	—	1,977	—	*
Paul Capital Partners VIII Holdings	5,895	—	5,895	—	*
Paul Capital Partners IX, L.P.	7,976	—	7,976	—	*
Raymond Hausbeck	694	—	694	—	*
Renee Masi	692	—	692	—	*
Richard J. Garber Trust	3,468	—	3,468	—	*
Richard Resler	2,081	—	2,081	—	*
Robert Safian, M.D.	735	—	735	—	*
Robert Weltman	347	—	347	—	*

Selling Stockholder	Common Stock Owned Prior to the Offering		Common Stock Being Offered Pursuant to this Prospectus	Common Stock Owned Upon Completion of the Offering(2)	Percentage of Common Stock Owned Upon Completion of the Offering(2)
	Shares Outstanding	Milestone Shares(6)
Roger Kahn	347	—	347	—	*
Ronald P. Caputo	2,081	—	2,081	—	*
RR Bio Investments	3,537	—	3,537	—	*
Ryan Bierlein	347	—	347	—	*
SSP Investments	2,081	—	2,081	—	*
Steve Kocks	347	—	347	—	*
Steven C. Ajluni, M.D.	1,206	—	1,206	—	*
Steven J. Yakubov	728	—	728	—	*
Steven L. Almany, M.D.	1,950	—	1,950	—	*
The Abernathy Group Growth Trust	5,202	—	5,202	—	*
The Herbert H. & Grace A. Dow Foundation	13,871	—	13,871	—	*
Thomas M. Perkins	1,977	—	1,977	—	*
Tim A. Fischell	1,040	—	1,040	—	*
Trout Partners, LLC	1,977	—	1,977	—	*
WHI Morula Fund, LLC	2,081	—	2,081	—	*
William Devlin	1,085	—	1,085	—	*
William J. Mulders, Jr.	694	—	694	—	*

Investing in our common stock involves a high degree of risk. You should review the section entitled “Risk Factors” beginning on page 2 of the prospectus to read about the risks you should consider carefully before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 27, 2011.